Filed Pursuant to Rule 433

Registration No. 333-277211

August 10, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024,

Equity Index Underlying Supplement dated February 21, 2024) and

ETF Underlying Supplement dated February 21, 2024)

Linked to the MerQube US Large Cap Vol Target 40% Index

►	Monthly Contingent Coupon payments at a rate of at least approximately 1.1667% (equivalent to at least 14.00% per annum) (to be determined on the Trade Date), payable if the Official Closing Level of the Reference Asset on the applicable Observation Date is greater than or equal to 57.00% of its Initial Value

►	If a Contingent Coupon is not paid on a Coupon Payment Date, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of the Reference Asset is greater than or equal to 57.00% of its Initial Value.

►	Callable monthly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after February 12, 2027 if the Official Closing Level of the Reference Asset is at or above its Call Threshold

►	If the Notes are not called and the Reference Asset declines by more than 40.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Due August 18, 2031, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes with Memory Coupon (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-27 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $923.00 and $973.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-27 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The MerQube US Large Cap Vol Target 40% Index (Ticker: MQVTUSLE)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date on or after February 12, 2027. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable [2)
Call Threshold	100.00% of the Initial Value
Contingent Coupon Rate	At least approximately 1.1667% per month (equivalent to 14.00% per annum) (to be determined on the Trade Date)
Contingent Coupon

If the Official Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Level of the Reference Asset is less than the Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2). Because the Official Closing Level of the Reference Asset on that Observation Date is less than the Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of the Reference Asset is equal to or greater than the Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Coupon Trigger	With respect to the Reference Asset, 57.00% of its Initial Value
Barrier Value	With respect to the Reference Asset, 60.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return is less than -40.00% but greater than or equal to -43.00%:

$1,000 + ($1,000 × Reference Return) + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return is less than -43.00%:

$1,000 + ($1,000 × Reference Return)
If the Notes are not called and the Final Value is less than the Barrier Value you will lose up to 100.00% of the Principal Amount at maturity. In addition, if the Final Value is less than the Coupon Trigger, you will not receive the final Contingent Coupon or any previously unpaid coupons.

Reference Return	With respect to the Reference Asset, Final Value – Initial Value Initial Value
Trade Date	August 13, 2026
Pricing Date	August 13, 2026
Original Issue Date	August 18, 2026
Final Valuation Date(3)	August 13, 2031
Maturity Date(3)	August 18, 2031
CUSIP/ISIN	40447EZY5/US40447EZY57

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will not decrease significantly over the term of the Notes. Unless the Notes are automatically called, so long as the Official Closing Level of the Reference Asset on an Observation Date is greater than or equal to the Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date. In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Level of the Reference Asset on that Observation Date is less than the Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of the Reference Asset is equal to or greater than the Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

If the Official Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date beginning on February 12, 2027, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon and any previously unpaid Contingent Coupons on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Reference Asset is less than the Barrier Value, you will not receive the final Contingent Coupon or any previously unpaid Contingent Coupons and you will lose 1% of your principal for every 1% decline of that Reference Asset from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Illustration of Payment Scenarios
Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Level of the Reference Asset on an Observation Date is greater than or equal to the Coupon Trigger, and whether the Final Value of the Reference Asset is greater than or equal to the Barrier Value. If your Notes are not called, you will lose up to 100,00% of the Principal Amount at maturity if the Final Value of the Reference Asset is less than the Barrier Value. In addition, if the Final Value is less than the Coupon Trigger, you will not receive the final Contingent Coupon or any previously unpaid Contingent Coupons. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Reference Asset

The MQVTUSLE tracks a synthetic investment in a strategy based on the MerQube SPY Total Return Index (the “Sub-Index”), net of a fixed daily decrement of 6% per annum. The investment strategy is based on the change in daily out-performance of the Sub-Index compared to a baseline rate consisting of the sum of the effective federal funds rate and adjustment rate based on the settlement price of certain exchange traded futures contracts on the S&P 500® Index (the “Sub-Index Strategy”). The exposure of the MQVTUSLE to the Sub-Index Strategy will not exceed 500% and will be dynamically adjusted based on a realized volatility calculation of the Sub-Index Strategy, subject to a volatility target of 40% and a daily maximum change in exposure of 25%. The Sub-Index tracks the performance of the State Street® SPDR® S&P 500® ETF Trust on a total return basis.	Hypothetical and Historical Performance of the MQVTUSLE

Hypothetical and historical levels of the MQVTUSLE should not be taken as an indication of its future performance. The hypothetical back-tested MQVTUSLE data only reflects the application of that methodology in hindsight, since the MQVTUSLE was not actually calculated and published prior to May 30, 2025 and the Sub-Index was not actually calculated and published prior to October 3, 2024. The hypothetical back-tested MQVTUSLE data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested MQVTUSLE data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual MQVTUSLE performance would have been had the Index been in existence or in forecasting future MQVTUSLE performance. In addition, the hypothetical back-tested data was produced by applying the MQVTUSLE’s methodology to historical levels of the 3-month U.S. dollar LIBOR rate, which differs significantly from, and is not calculated in the same manner as, the Effective Federal Funds Rate. See “Risk Factors – The MQVTUSLE and the Sub-Index were recently launched and have limited history.” The graph above shows the hypothetical back-tested MQVTUSTE data from August 6, 2016 up to May 29, 2025. The graph above also reflects the actual MQVTUSLE performance from May 30, 2025 through August 6, 2026 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the MQVTUSLE during any period shown is not an indication that the level of the MQVTUSLE is more or less likely to increase or decrease at any time during the term of the Notes.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes with Memory Coupon

This document relates to a single offering of Autocallable Contingent Income Barrier Notes with Memory Coupon. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The MerQube US Large Cap Vol Target 40% Index (Ticker: MQVTUSLE)
Trade Date:	August 13, 2026
Pricing Date:	August 13, 2026
Original Issue Date:	August 18, 2026
Final Valuation Date:	August 13, 2031, subject to adjustment as described under “Additional Terms of the Notes&horbar;Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be August 18, 2031. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes&horbar;Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable.
Call Threshold:	100.00% of the Initial Value.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return is less than -40.00% but greater than or equal to -43.00%:

$1,000 + ($1,000 × Reference Return) + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return is less than -43.00%:

$1,000 + ($1,000 × Reference Return)
If the Notes are not automatically called and the Final Value is less than the Barrier Value, you will lose up to 100% of the Principal Amount. In addition, if the Final Value is less than the Coupon Trigger, you will not receive the final Contingent Coupon or any previously unpaid Contingent Coupons.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Observation Dates	Coupon Payment Dates
September 15, 2026	September 18, 2026

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Observation Dates and Coupon Payment Dates:	October 14, 2026		October 19, 2026
	November 13, 2026		November 18, 2026
	December 15, 2026		December 18, 2026
	January 13, 2027		January 19, 2027
	February 12, 2027		February 18, 2027
	March 15, 2027	*	March 18, 2027	**
	April 14, 2027	*	April 19, 2027	**
	May 13, 2027	*	May 18, 2027	**
	June 15, 2027	*	June 21, 2027	**
	July 14, 2027	*	July 19, 2027	**
	August 13, 2027	*	August 18, 2027	**
	September 15, 2027	*	September 20, 2027	**
	October 13, 2027	*	October 18, 2027	**
	November 15, 2027	*	November 18, 2027	**
	December 15, 2027	*	December 20, 2027	**
	January 12, 2028	*	January 18, 2028	**
	February 15, 2028	*	February 18, 2028	**
	March 15, 2028	*	March 20, 2028	**
	April 12, 2028	*	April 18, 2028	**
	May 15, 2028	*	May 18, 2028	**
	June 14, 2028	*	June 20, 2028	**
	July 13, 2028	*	July 18, 2028	**
	August 15, 2028	*	August 18, 2028	**
	September 13, 2028	*	September 18, 2028	**
	October 13, 2028	*	October 18, 2028	**
	November 15, 2028	*	November 20, 2028	**
	December 13, 2028	*	December 18, 2028	**
	January 12, 2029	*	January 18, 2029	**
	February 14, 2029	*	February 20, 2029	**
	March 14, 2029	*	March 19, 2029	**
	April 13, 2029	*	April 18, 2029	**
	May 15, 2029	*	May 18, 2029	**
	June 13, 2029	*	June 18, 2029	**
	July 13, 2029	*	July 18, 2029	**
	August 15, 2029	*	August 20, 2029	**
	September 13, 2029	*	September 18, 2029	**
	October 15, 2029	*	October 18, 2029	**
	November 14, 2029	*	November 19, 2029	**
	December 13, 2029	*	December 18, 2029	**
	January 15, 2030	*	January 18, 2030	**
	February 13, 2030	*	February 18, 2030	**
	March 13, 2030	*	March 18, 2030	**
	April 15, 2030	*	April 18, 2030	**
	May 15, 2030	*	May 20, 2030	**
	June 13, 2030	*	June 18, 2030	**
	July 15, 2030	*	July 18, 2030	**
	August 14, 2030	*	August 19, 2030	**
	September 13, 2030	*	September 18, 2030	**
	October 15, 2030	*	October 18, 2030	**
	November 13, 2030	*	November 18, 2030	**
	December 13, 2030	*	December 18, 2030	**
	January 15, 2031	*	January 20, 2031	**
	February 12, 2031	*	February 18, 2031	**
	March 13, 2031	*	March 18, 2031	**
	April 15, 2031	*	April 18, 2031	**
	May 14, 2031	*	May 19, 2031	**
	June 13, 2031	*	June 18, 2031	**
	July 15, 2031	*	July 18, 2031	**
	August 13, 2031 (the Final Valuation Date)	*	August 18, 2031 (the Maturity Date)	**

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after February 12, 2027, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after February 18, 2027, as indicated above.

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Contingent Coupon:

If the Official Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of at least approximately $11.667 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of the Reference Asset is less than the Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date. In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Level of the Reference Asset on that Observation Date is less than the Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of the Reference Asset is equal to or greater than the Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	At least approximately 1.1667% per month (equivalent to at least 14.00% per annum) (to be determined on the Trade Date)
Initial Value:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Value:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Coupon Trigger:	57.00% of the Initial Value.
Barrier Value:	60.00% of the Initial Value.
CUSIP/ISIN:	40447EZY5/US40447EZY57
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, the Equity Index Underlying Supplement dated February 21, 2024 and the ETF Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling (212) 525-8010.

You may also obtain:

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025949/tm244959d4_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable.

Contingent Coupon

We will pay a monthly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Level of the Reference Asset on the applicable Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 14.00% per annum (or at least approximately $11.667 per $1,000 Principal Amount per month, if payable) (to be determined on the Trade Date). In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Level of the Reference Asset on that Observation Date is less than the Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Level of the Reference Asset is equal to or greater than the Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return is less than -40.00% but greater than or equal to -43.00%:

$1,000 + ($1,000 × Reference Return) + final Contingent Coupon + any previously unpaid Contingent Coupons

■ If the Reference Return is less than -43.00%:

$1,000 + ($1,000 × Reference Return)

If the Notes are not automatically called and the Final Value is less than the Barrier Value, you will lose up to 100% of the Principal Amount. In addition, if the Final Value is less than the Coupon Trigger, you will not receive the final Contingent Coupon or any previously unpaid Contingent Coupons.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the MQVTUSLE is MerQube, Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be at or above the Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Reference Asset will be at or above the Barrier Value.

▶	You seek a monthly Contingent Coupon, based on the performance of the Reference Asset, that will be paid at the Contingent Coupon Rate of at least 14.00% per annum (to be determined on the Trade Date) if the Official Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on the applicable Observation Date or on a subsequent Observation Date prior to maturity..

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be below the Coupon Trigger on most or all the Observation Dates, including the Final Valuation Date, and the Final Value of the Reference Asset will be below the Barrier Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and
▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value is less than the Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of the Reference Asset on an Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date unless the Official Closing Level of the Reference Asset on a subsequent Observation Date, including the Final Valuation Date, is equal to or greater than the Coupon Trigger. If on each of the Observation Dates, the Official Closing Level of the Reference Asset is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon and any previously unpaid Contingent Coupons, if applicable, if the Final Value of the Reference Asset is equal to or greater than the Coupon Trigger, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Reference Asset during the term of the Notes.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Reference Asset with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Trade Date, the higher the expectation as of the Trade Date that the value of a Reference Asset could close below the Coupon Trigger on an Observation Date or the Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of

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principal. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Reference Asset on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to the Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than the Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to the Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its value on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the applicable Observation Dates.

Risks Relating to the Reference Asset

The strategy tracked by the MQVTUSLE and the views implicit in the MQVTUSLE are not guaranteed to succeed.

The strategy tracked by the MQVTUSLE is not guaranteed to be successful. It is impossible to predict whether and the extent to which the MQVTUSLE or the Sub-Index will yield positive or negative results. You should seek your own advice as necessary to assess the MQVTUSLE and its strategy.

The MQVTUSLE aims to provide a hypothetical exposure to the excess return performance of the Sub-Index with a rules-based volatility control mechanism that aims to adjust the exposure of the MQVTUSLE to the Sub-Index strategy, based on a pre-defined target level, subject to a maximum exposure level and a limit on daily changes in exposure. By seeking to maintain a predetermined level of volatility, the MQVTUSLE may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level volatility. In addition, the volatility control mechanism includes a maximum limit on exposure to the excess return performance of the Sub-Index, and also limits the daily change in exposure to a pre-defined level, in each case regardless of whether the observed daily volatility of the excess return performance of the Sub-Index corresponds with the targeted volatility of the excess return performance. Additionally, the adjustments to the exposure of the MQVTUSLE to the excess return performance occur on a two-day lag, meaning that an observed change in volatility will not be immediately reflected and the MQVTUSLE’s exposure may not be reduced quickly enough to avoid negative performance or increased quickly enough to capture positive performance. These provisions may limit the ability of the MQVTUSLE to adjust to market conditions with sufficient speed during periods of excessive changes in volatility or to participate in favorable Sub-Index performance and may cause the MQVTUSLE to underperform another strategy that is not subject to these or similar conditions. The MQVTUSLE includes a decrement feature, which reduces the performance of the MQVTUSLE in all cases, whether the Sub-Index appreciates or depreciates.

It is impossible to predict and list all factors and events that may impact the MQVTUSLE and Sub-Index, positively or negatively. Conditions in particular markets, as well as overall market and macroeconomic conditions and other events and circumstances, may affect the MQVTUSLE and Sub-Index in different ways. Moreover, market or other conditions or events may cause the MQVTUSLE or Sub-Index to act in unanticipated ways, which could adversely affect the MQVTUSLE performance and, therefore, your return on any structured product investment linked to the MQVTUSLE. Certain disruption or extraordinary events may also require the applicable Index Sponsor to adjust or terminate the MQVTUSLE or the Sub-Index, which could adversely affect the MQVTUSLE performance and the return on any structured product investment linked to the MQVTUSLE.

No assurance can be given that the investment strategy on which the MQVTUSLE or Sub-Index is based will be successful or that the MQVTUSLE or Sub-Index will outperform any alternative strategy that might be employed in respect of the Sub-Index or SPY.

The MQVTUSLE may underperform the Sub-Index and the SPY.

The MQVTUSLE is intended to provide volatility-adjusted exposure to the excess return performance of the Sub-Index which tracks the total return performance of the SPY. The MQVTUSLE increases its exposure to the excess return performance of the Sub-Index when volatility is lower and decreases exposure to the Sub-Index when the volatility is higher. The underlying investment thesis, which may or may not prove to be accurate, is that decreasing exposure to the excess return performance of the Sub-Index during periods of increased volatility will limit the MQVTUSLE’s participation in rapid downturns. However, decreasing exposure to the excess return performance of the Sub-Index during periods of increased volatility will also limit the MQVTUSLE’s participation in any rapid growth. There can be no assurance that the MQVTUSLE’s investment thesis will prove correct or that the MQVTUSLE will effectively implement its investment thesis. Additionally, because of the embedded fees and costs and the decrement feature, the MQVTUSLE will underperform the SPY

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unless it performs sufficiently well to overcome the negative effect of the embedded fees and costs and decrement on the level of the MQVTUSLE.

The decrement will reduce the performance of the MQVTUSLE.

The MQVTUSLE includes a decrement feature, whereby a daily deduction based on a decrement rate of 6% per annum is deducted daily from the excess return performance of the Sub-Index, adjusted for exposure, as part of the calculation of the MQVTUSLE level. The excess return performance of the Sub-Index must increase by an amount sufficient to offset the decrement in order for the MQVTUSLE to display a positive return. Accordingly, the level of the MQVTUSLE may decline even if the excess return performance of the Sub-Index increases or the level of the SPY appreciates. The decrement will adversely affect the performance of the MQVTUSLE in all cases, whether the Sub-Index appreciates or depreciates.

The MQVTUSLE measures the performance of the Sub-Index on an “excess return” basis which may reduce or eliminate any increase in the level of the Sub-Index.

“Excess return” is a measure of the extent to which a particular asset, in this case the Sub-Index, outperforms another market measure. The MQVTUSLE measures the excess return performance of the Sub-Index over the effective federal funds rate plus an adjustment rate based on an interpolation of the settlement prices of shorter-dated and longer-dated “basis trade at index close” futures contracts on the S&P® 500 Index. Therefore, any increase in the level of the effective federal funds rate and/or any changes in the closing prices of reference futures contracts (including any inversion in the forward curve of such futures contracts), may offset in whole or in part any increases in the level of the Sub-Index. As a result, such increase in level of the Sub-Index would not be reflected in the performance of the MQVTUSLE, which will have the effect of reducing the amount payable to you. This deduction is separate from the decrement feature. Generally speaking, on any day, the increase in level of the Sub-Index must be sufficient to overcome both the excess return deductions in the Sub-Index and the decrement feature in the MQVTUSLE, in order for the level of the MQVTUSLE to increase.

The MQVTUSLE is subject to risks associated with significant leverage.

The MQVTUSLE uses a volatility-control mechanism to achieve its target volatility, which may involve the use of significant leverage. The volatility control mechanism adjusts the “exposure” of the MQVTUSLE to the excess return performance of the Sub-Index, which may result in a divergence between the performance of the MQVTUSLE and the percentage change in excess return performance of the Sub-Index. At times, the exposure can be as high as 500%, meaning that a 1% daily decrease in the excess return performance of the Sub-Index will be reflected as a 5% daily decrease in the level of the MQVTUSLE, before accounting for the daily decrement which will further diminish the performance of the MQVTUSLE. When the MQVTUSLE employs leveraged exposure in this way, any declines in the excess return performance of the Sub-Index will be magnified, resulting in accelerated losses.

The MQVTUSLE may not approximate its target volatility and may be restricted by the maximum daily change or maximum level of adjustment in exposure.

The MQVTUSLE seeks to maintain a target volatility by dynamically adjusting its exposure to the excess return performance of the Sub-Index on a daily basis, subject to a maximum exposure of 500% and a maximum daily change in exposure of 25%. These adjustments are made based on the historic volatility of the excess return performance of the Sub-Index, and there is no guarantee that trends exhibited by any such measures will continue in the future. The volatility of a portfolio on any day may change quickly and unexpectedly. If the volatility of the excess return performance of the Sub-Index changes rapidly, the MQVTUSLE will not match such changes in volatility due to the restriction on the daily change in exposure and the effect of this restriction may be magnified by the two-day lag period over which any adjustments to exposure occur. Further, there can be no assurance that the volatility control mechanism employed by the MQVTUSLE will be the most effective way to accurately assess volatility or to predict patterns of volatility. There can also be no assurance that the MQVTUSLE will achieve its target volatility. For example, if the exposure adjustment level reaches 500%, there will be no further adjustment to the exposure until the adjustment level declines below 500% and, therefore, during periods of excessive volatility when the exposure reaches its maximum adjustment level the actual volatility of the of the percentage change in excess return may not correspond with the targeted volatility. Additionally, if on any day the excess return performance would have to be adjusted by more than 25% in order to reach the targeted MQVTUSLE volatility of 40%, then the change in exposure level on that day will be limited to 25% because of the maximum daily change in exposure restriction and the MQVTUSLE might experience higher or lower volatility than the targeted volatility level.

Historical volatility may be a poor indicator of future volatility.

The MQVTUSLE seeks to take on a defined and limited degree of expected risk by allocating exposure to the excess return performance of the Sub-Index with an expected risk close to a pre-defined target level and subject to the volatility control mechanism. The MQVTUSLE measures the expected risk of its portfolio based on historical volatility. There can be no assurance that the historical volatility of a portfolio will be indicative of future volatility. In addition, other potential measures of volatility, such as implied volatility, may be more predictive of future volatility than historical volatility. As a result, the measure of expected risk used by the MQVTUSLE may be less accurate than other measures that could have been used.

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The volatility control mechanism may negatively impact the performance of the MQVTUSLE.

The MQVTUSLE employs a rules-based volatility control mechanism that aims to control volatility close to a pre-defined target level. By seeking to maintain a predetermined level of volatility, the MQVTUSLE may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level volatility. The volatility control mechanisms also include limits on maximum daily change and maximum adjustment level of exposure, regardless of the observed volatility. These provisions may limit the ability to adjust to market conditions or to participate in favorable performance of the Sub-Index or SPY and, accordingly, may cause the MQVTUSLE to underperform another strategy that is not subject to these or similar conditions.

There can be no guarantee that the method by which volatility is determined will be effective; exponentially weighted moving averages place greater emphasis on more recent levels.

The volatility measure referenced in the calculation of the exposure of the MQVTUSLE to the excess return performance of the Sub-Index is determined based on exponentially weighted moving average levels of reference measures. The exponentially weighted moving average is a type of moving average in which greater emphasis is given to more recent history by weighting each input according to the relevant decay factor with more recent values receiving a higher weighting than more distant values. Moving average itself is a concept in which an average value is obtained by observing a value at a specific frequency during a particular period, and this average “moves” every day to record the average daily return for the specified period. An exponentially weighted moving average will react more quickly to recent changes than a simple moving average.

There can be no guarantee that the method by which volatility is determined for purposes of calculating the MQVTUSLE (including whether determined using an exponentially weighted moving average, simple average or otherwise) will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

No ownership rights in any component stocks or any rights in any equity index futures contracts.

Owners of any structured product investment linked to the MQVTUSLE will not have the same rights as holders of the equity index futures contracts referenced in the calculation of the MQVTUSLE or holders of the SPY or any of its component stocks or the component stocks of the S&P 500® Index. Structured product investments linked to the MQVTUSLE will be paid in cash, and you will have no right to receive any payment or delivery in respect of any equity index futures contracts or securities referenced directly or indirectly in the calculation of the MQVTUSLE.

The MQVTUSLE and the Sub-Index were recently launched and have limited operating history.

The MQVTUSLE was launched on May 30, 2025 and the Sub-Index was launched on October 3, 2024 and each therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the MQVTUSLE, which may make it more difficult for you to evaluate the historical performance of the MQVTUSLE and make an informed investment decision than would be the case if each of the MQVTUSLE and the Sub-Index had a longer trading history.

Hypothetical back-tested performance prior to the launch of the MQVTUSLE and the Sub-Index provided in this document refers to simulated performance data created by applying each index’s respective calculation methodology to historical or simulated levels of the Sub-Index (which itself is based on applying the Sub-Index’s calculation methodology to historical or simulated levels of the SPY) and other market measures. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, that is, with the benefit of being able to evaluate how the MQVTUSLE methodology would have caused the MQVTUSLE to perform had it existed during the hypothetical back-test period. It is impossible to predict whether the MQVTUSLE will rise or fall. Accordingly, the actual performance of the MQVTUSLE may differ significantly from the back-tested information, and if the MQVTUSLE is shown to have generally appreciated over the hypothetical back-test period, that may not therefore be an accurate or reliable indication of any fundamental aspect of the MQVTUSLE methodology.

In addition, the MQVTUSLE used a different baseline rate for purposes of determining the daily out-performance of the Sub-Index when calculating hypothetical back-tested information for any period prior to December 18, 2020. For such periods, the MQVTUSLE referenced historical levels of 3-month U.S. dollar LIBOR, plus a spread of 0.30%, instead of referencing the Effective Federal Funds Rate. The back-tested data was produced by applying the MQVTUSLE’s methodology to historical levels of the 3-month U.S. dollar LIBOR rate. The 3-month U.S. dollar LIBOR rate differs significantly from, and is not calculated in the same manner as, the Effective Federal Funds Rate. The application of the MQVTUSLE methodology to historical levels of the 3-month U.S. dollar LIBOR rate is for illustrative purposes only and may not be an accurate or reliable indication of the performance of the MQVTUSLE for the period prior to December 18, 2020. Hypothetical back-tested results are neither an indicator nor a guarantor of future results.

The hypothetical back-tested performance of the MQVTUSLE and the Sub-Index, prior to May 30, 2025 and November 8, 2024 respectively, cannot fully reflect the actual results that would have occurred had each of the MQVTUSLE and the Sub-Index actually been calculated

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during that period, and should not be relied upon as an indication of the MQVTUSLE’s future performance. A longer history of actual performance could be helpful in providing more reliable information on which to assess the MQVTUSLE.

MerQube sponsors, administers, calculates and publishes the MQVTUSLE and the Sub-Index.

MerQube has the authority to determine whether certain events affecting the MQVTUSLE or the Sub-Index have occurred including, but not limited to, events affecting the measures referenced in the calculation of the indices.

Potential investors in any financial instrument of which the MQVTUSLE is an underlying need to be aware that any determination or calculation made by MerQube may affect the level of the MQVTUSLE and the Sub-Index and, as appropriate, the performance of any instruments linked to the performance of the MQVTUSLE. MerQube has no obligation to consider the interest of investors in any such instruments when making any determination or calculation. Such discretion in the decisions taken by MerQube (in the absence of manifest or proven error) are binding on all investors and holders of such instruments.

HSBC USA Inc. and HSBC Bank Plc (together, “HSBC”), are members of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, as principal, structured investments, or together with their directors, officers and employers may have either long or short positions in the structured investments, or stocks, commodities or currencies to which the structured investments are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. These activities may be in conflict with the interests of investors of debt obligations or certificates of deposit issued by members of the HSBC Group.

The Adjustment Rate used in the calculation of the excess return performance of the Sub-Index is based on basis trade at index close (“BTIC”) futures contracts on the S&P 500® Index, which allows the trade of these futures at a fixed spread to their price. The price of such futures contracts relative to contracts with a later expiration, and therefore the BTIC price on these futures, could have a negative impact on the excess return performance of the Sub-Index and the MQ Index.

The Adjustment Rate is determined by referencing, amongst other things, the BTIC prices of a pair of the eligible contracts with expiration that is the closest to 1 year prior to and 1 year after the applicable determination date. Therefore, as time passes, the previously referenced pair of eligible contracts is replaced with the next pair of eligible contracts with the expiration that is the closest to 1 year prior to or after the next applicable determination date. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the BTIC prices of the replacement eligible contracts is higher. Conversely, if the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the BTIC prices of the replacement eligible contracts are lower. The rolling of the futures contracts will affect the BTIC price of the eligible contracts and, therefore, the level of the Adjustment Rate and the performance of the MQ Index. There is no way to predict whether markets will be in contango or backwardation.

Suspension or disruptions of market trading in futures contracts may adversely affect the level of the MQVTUSLE.

Futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets typically have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a specified period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the levels of the Adjustment Rate and, therefore, could adversely affect the performance of the MQVTUSLE.

Prices of futures contracts are characterized by high and unpredictable volatility.

Market prices of the futures contracts included in the calculation of the Adjustment Rate could be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the prices of these futures contracts. The prices of futures contracts are subject to variables that may be less significant to the values of traditional securities such as stocks and bonds.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they

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come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in a Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in a Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in a Reference Asset.

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The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Value. We cannot predict the Official Closing Level of the Reference Asset on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value:	1,000.00*
▶ Hypothetical Call Threshold:	1,000.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	600.00 (60.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	570.00 (57.00% of the Initial Value)
▶ Hypothetical Contingent Coupon Rate:	14.00% per annum (approximately 1.1667% for each month in which it is payable). The actual Contingent Coupon Rate will be at least 14.00% per annum and will be determined on the Trade Date. If the Official Closing Level (i) of the Reference Asset on every Observation Date is greater than or equal to the Coupon Trigger or (ii) of the Reference Asset is greater than or equal to the Coupon Trigger on the Final Valuation Date, the Contingent Coupon paid over the term of the Notes would total approximately $700.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of the Reference Asset will be determined on the Pricing Date and set forth in the final pricing supplement to which this document relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value	600.00	600.00	600.00	600.00
Coupon Trigger	570.00	570.00	570.00	570.00
Official Closing Level / Percentage Change on the:
1st Observation Date to the 5th Observation Date	598.50 / -40.15% Contingent Coupons: 5 x $11.667 = $58.335	598.50 / -40.15% Contingent Coupons: 5 x $11.667 = $58.335	520.00 / -48.00% Contingent Coupons: $0	520.00 / -48.00% Contingent Coupons: $0
6th Observation Date (1st Call Observation Date)	1,050.00 / 5.00% Contingent Coupons: 1 x $11.667 = $11.667	598.50 / -40.15% Contingent Coupons: 1 x $11.667 = $11.667	520.00 / -48.00% Contingent Coupons: $0	598.50 / -40.15% Contingent Coupons: 6 x $11.667 = $70.00
13th Observation Date to the last Observation Date prior to the Final Valuation Date	N/A	Various below 570.00 / -43.00% Contingent Coupons $0	Various below 570.00 / -43.00% Contingent Coupons $0	Various below 570.00 / -43.00% Contingent Coupons $0
Final Valuation Date	N/A	970.00 / -3.00%	580.00 /-42.00%	400.00 / -60.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	5 x $11.667 = $58.335	6 x $11.667 = $70.00	0 x $11.667 = 0	6 x $11.667 = $70.00
Payment if Notes are Called	$1,011.667	N/A	N/A	N/A
Payment at Maturity	N/A	$1,630.00	=$1,000 + ($1,000 × -42.00% + $11.667 + $688.333 = $1,280.00	$1,000 + ($1,000 x -60.00%) = $400.00
Return of the Notes	7.00%	70.00%	28.00%	-53.00%

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Example 1—The Official Closing Level of the Reference Asset on the 1st Call Observation Date is greater than or equal to the Call Threshold and the Reference Asset closed at or above the Coupon Trigger (but below its Call Threshold) on 5 Observation Dates prior to the Notes being called.

Initial Value	Official Closing Level
1,000.00	1,050.00 (105.00% of Initial Value)

Payment Upon a Call:	$1,011.667

Because the Official Closing Level of the Reference Asset on the 1st Call Observation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,011.667 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $58.335 received in respect of the previous Observation Dates, we will have paid you a total of $1,070.002 per Note, resulting in a 7.00% return on the Notes.

Example 2— The Notes are not called, the Final Value is greater than or equal to the Barrier Value, and the Reference Asset closed at or above the Coupon Trigger (but below its Call Threshold) on 6 Observation Dates prior to the Final Valuation Date.

Initial Value	Final Value
1,000.00	970.00 (97.00% of Initial Value)

Reference Return:	-3.00%
Payment at Maturity:	$1,630.00

Because the Final Value is greater than or equal to the Barrier Value, you will receive $1,011.667 per Note, reflecting the Principal Amount plus the final Contingent Coupon and the previously unpaid Contingent Coupons.

When added to the Contingent Coupon payments of $70.00 received in respect of the previous Observation Dates, we will have paid you a total of $1,700.00 per Note, resulting in a 70.00% return on the Notes.

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Example 3—The Notes are not called, the Reference Asset did not all close at or above the Coupon Trigger on any of the Observation Dates, including the Final Valuation Date. However the Final Value is less than Barrier Value but greater than or equal to the Coupon Trigger.

Initial Value	Final Value
1,000.00	580.00 (58.00% of Initial Value)

Reference Return:	-42.00%
Payment at Maturity:	$1,280.00

Because the Final Value is less than the Barrier Value but greater than the or equal to the Coupon Trigger, you will receive $1,280.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 × Reference Return) + final Contingent Coupon +
any previously unpaid Contingent Coupons

=$1,000 + ($1,000 × -42.00%) + $11.667 + $688.333 = $1,280.00

If the Notes are not called and the Final Value is less than the Barrier Value, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis beyond the Initial Value and lose a significant portion of the Principal Amount. However, even though the Official Closing Level of the Reference Asset is below the Coupon Trigger on all of the previous Observation Dates, since the Notes are not called and the Final Value is greater than or equal to the Coupon Trigger, we will pay you a total of $1,280.00 at maturity per $1,000 Note, reflecting 58.00% of your Principal Amount, the final Contingent Coupon and the previously unpaid Contingent Coupons prior to maturity. The total return on the Notes would be 28.00%.

Example 4—The Notes are not called, the Final Value is less than the Coupon Trigger, and the Reference Asset only closed at or above the Coupon Trigger (but below its Call Threshold) on the 6th Observation Date prior to maturity.

Initial Value	Final Value
1,000.00	$400.00 (40.00% of Initial Value)

Reference Return:	-60.00%
Payment at Maturity:	$400.00

Because the Final Value is less than the Coupon Trigger, you will receive $470.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 x -60.00%) = $400.00

When added to the Contingent Coupon payment of $70.00 received on the 6th Observation Date, the total value of your Notes would be $470.00 per Note, resulting in a -53.00% return on the Notes.

If the Notes are not called and the Final Value is less than the Coupon Trigger, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis, and could lose up to 100.00% of your principal at maturity. In addition, you will not receive the final Contingent Coupon or any unpaid Contingent Coupons.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the MQVTUSLE

The MerQube US Large Cap Vol Target 40% Index (the “MQVTUSLE”) tracks a synthetic investment in a strategy based on the MerQube SPY Total Return Index (the “MQROSPYTU” or the “Sub-Index”), net of a fixed daily decrement of 6% per annum. The investment strategy is based on the Excess Return (as described in greater detail below), which is a measure that tracks daily out-performance of the Sub-Index over time compared to a baseline rate consisting of the sum of the effective federal funds rate and adjustment rate based on the settlement price of certain exchange traded futures contracts on the S&P 500® Index. The exposure of the MQVTUSLE to the Excess Return performance will not exceed 500% and will be dynamically adjusted based on the level of realized volatility of the Excess Return (as described in greater detail below), subject to a volatility target of 40% and a daily maximum change in exposure of 25%. The Sub-Index tracks the performance of the State Street® SPDR® S&P 500® ETF Trust on a total return basis.

The MQVTUSLE is sponsored and administered by MerQube, which collectively refers to MerQube Inc, MerQube UK Limited and any of their respective subsidiaries and affiliates (in such roles, the “Index Sponsor” and the “Index Administrator,” respectively) and calculated by MerQube UK Limited (in such role, the “Index Calculation Agent”). The MQVTUSLE was first calculated on May 30, 2025, and is calculated based on a base value of 1,000.00 as of the base date of January 4, 2006. The MQVTUSLE is calculated on each day on which the New York Stock Exchange is scheduled to open for trading for its regular trading session (such day, an “Index Business Day”) and is published on Bloomberg under the ticker “MQVTUSLE”.

The Sub-Index was first calculated on October 3, 2024 and is calculated using a base value of 1,000.00 as of the base date of February 08, 1993. The Sub-Index is sponsored and calculated by MerQube and administrated by MerQube UK Limited. The Sub-Index is calculated on each day on which the NYSE Arca is scheduled to open for trading for its regular trading session (such day, a “Sub-Index Business Day”) and is published on Bloomberg under the ticker “MQROSPYTU”.

This description of the MQVTUSLE is derived from publicly available information, including the MQVTUSLE methodology, which is available at: https://merqube.com/files/4f9290e8-7871-4d00-8493-08230e6f7a05/methodology/MerQube%20US%2040%25%20Vol%20Target%20Indices.pdf.
That information reflects the policies of, and is subject to change by, the Index Sponsor. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. No website referenced herein is incorporated by reference in, or a part of, this document. The description of the MQVTUSLE is qualified in its entirety by the full description in the MQVTUSLE methodology. Neither HSBC USA Inc. nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the MQVTUSLE or any other constituent included in the MQVTUSLE contained in this document.

Calculation of the Level of the MQVTUSLE

The Index Calculation Agent will calculate the level of the MQVTUSLE on each Index Business Day. Specifically, on any Index Business Day, the level of the MQVTUSLE will equal the product of:

(i)	the level of the MQVTUSLE on the immediately preceding Index Business Day and

(ii)	one plus percentage increase or decrease in the leveraged exposure to the Excess Return performance, as adjusted for a daily “decrement” deduction (each discussed in greater detail below), calculated as the result of one plus (a) the Exposure (defined below) computed as of two Index Business Days prior multiplied by the daily Excess Return (defined below) performance minus (b) the daily decrement deduction. The Excess Return performance is calculated as the result of (a) the quotient of the Excess Return on such Index Business Day divided by the Excess Return on the immediately preceding Index Business Day minus (b) one. The daily decrement is calculated as the product of (a) the Decrement Rate (defined below) multiplied by (b) the day count fraction (calculated based on the actual number of calendar days elapsed divided by 360). Expressed as a formula:

Where:

=	the level of the MQVTUSLE in respect of Index Business Day t;
=	the level of the MQVTUSLE in respect of the Index Business Day immediately preceding Index Business Day t;

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=	the Exposure in respect of the second Index Business Day preceding Index Business Day t (calculated as described in greater detail below);
=	the Excess Return in respect of Index Business Day t (calculated as described in greater detail below);
=	the Excess Return in respect of the Index Business Day immediately preceding Index Business Day t (calculated as described in greater detail below);
=	the Decrement Rate; and
=	the number of calendar days from, and including, the Index Business Day immediately preceding Index Business Day t, to, but excluding, Index Business Day t.

Accordingly, the MQVTUSLE is based on the leveraged exposure to the daily percentage change in the Excess Return (as described in greater detail below), which is a measure that tracks the excess return rate over time, net of the daily decrement. An excess return rate reflects the extent to which a particular asset outperforms another market measure, determined by comparing the asset’s rate of return to the baseline of a benchmark, risk-free or other rate. In the case of the MQVTUSLE, the baseline rate used is the effective federal funds rate published by the Federal Reserve Bank of New York (the “Effective Federal Funds Rate”), which represents the interest rate at which U.S. banks lend to each other on an unsecured overnight basis, plus the Adjustment Rate (described in greater detail below). We collectively refer to the sum of the Effective Federal Funds Rate and Adjustment Rate as the “Baseline Rate”. Prior to December 18, 2020, the Baseline Rate used in the calculation of the MQVTUSLE included 3-month US dollar LIBOR plus a spread of 0.30% instead of the Effective Federal Funds Rate. The calculation that tracks the extent to which the Sub-Index outperforms the Baseline Rate over time (the “Excess Return”) and the calculation of Baseline Rate are described in greater detail under “—Calculation of Excess Return of Sub-Index” below.

The exposure to a change in the Excess Return (the “Exposure”) is a factor that reflects the degree of participation of the MQVTUSLE in the Excess Return performance before the daily decrement is applied. As an example, if the Exposure is equal to 200% on a particular Index Business Day, then a 1% one-day increase in the Excess Return will be reflected as a 2% one day increase in the level of the MQVTUSLE, before accounting for the daily decrement. The Exposure changes daily depending on the volatility of the Excess Return, is applied based on a two-day lag period and will not exceed 500%, as discussed in greater detail below.

The decrement is a daily deduction from the level of the MQVTUSLE that is intended to reflect the costs and fees associated with maintaining the portfolio of assets tracked by the MQVTUSLE. The daily decrement deduction is based on a decrement rate of 6% per annum (the “Decrement Rate”). The Decrement Rate will adversely affect the performance of the MQVTUSLE.

Calculation of Exposure

Even though the MQVTUSLE is calculated based on base date of January 4, 2006, the calculation of Exposure is based on a realized volatility calculation that utilizes values prior to this launch date (specifically, December 30, 2005 which we refer to as the “Realized Volatility Start Date”). The Exposure of the MQVTUSLE to the daily Excess Return performance of the Sub-Index on the Realized Volatility Start Date equals to the quotient of the target volatility of 40% divided by a base realized volatility determined by the Index Calculation Agent.

Where:

=	the Exposure on the Realized Volatility Start Date;
=	the base realized volatility as set by the Index Calculation Agent; and
=	40%.

The Exposure of the MQVTUSLE to the daily Excess Return performance of the Sub-Index after the Realized Volatility Start Date will not exceed 500% and is calculated based on the volatility of the Excess Return, subject to a volatility control mechanism that utilizes a target exposure (the “Target Exposure”) and a maximum daily change of 25% (the “Maximum Change”). The Target Exposure is calculated as the lesser of (a) 500% and (b) the quotient of the target volatility of 40% divided by the Realized Volatility (as defined below).

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More specifically, the Exposure with respect to a particular Index Business Day is calculated by reference to the Target Exposure, the Maximum Change and the Exposure as of the immediately preceding Index Business Day. If the Target Exposure is less than or equal to the Exposure on the immediately preceding Index Business Day, then the Exposure will be reduced. If the Target Exposure is greater than the Exposure on the immediately Index Business Day, then the Exposure will be increased. The amount of any such increase or decrease with respect to a particular Index Business Day, as applicable, will equal the lesser of (a) the Maximum Change and (b) the absolute value of the result of the Target Exposure on such Index Business Day minus the Exposure on the immediately preceding Index Business Day. Specifically, the Exposure on any Index Business Day will equal the Exposure on the immediately preceding Index Business Day plus (if the Target Exposure is greater than the Exposure on the immediately Index Business Day) or minus (if the Target Exposure is less than or equal to the Exposure on the immediately preceding Index Business Day) the lesser of (i) the Maximum Change and (ii) the absolute value of the result of the Target Exposure on such Index Business Day minus the Exposure on the immediately preceding Index Business Day.

The Exposure of the MQVTUSLE to the daily Excess Return performance of the Sub-Index will not exceed 500% and the daily change in Exposure will never exceed 25%.

Due to the Maximum Change, the Exposure may not correspond with the Target Exposure (and the actual volatility of the Excess Return may not correspond with the targeted level of volatility of the Excess Return) during periods of excessive volatility. Therefore, it may take multiple days for the Exposure to reflect changes based on the targeted volatility of the Excess Return. The MQVTUSLE may underperform an alternative investment that more directly tracks the relevant market volatility. MQVTUSLE may underperform an alternative investment that more directly tracks the relevant market volatility. In addition, if the Exposure of the MQVTUSLE to the daily Excess Return performance of the Sub-Index reaches 500%, there will be no further adjustment until the Target Exposure declines below 500%.

After the Realized Volatility Start Date, the volatility of the Excess Return is calculated using an exponentially weighted moving average and a decay factor of 0.94 representing a half-life of approximately two weeks (the “Realized Volatility”). An exponentially weighted moving average is a type of moving average in which greater emphasis is given to more recent history with more recent values receiving a higher weighting than more distant values. Moving average itself is a concept in which an average value is obtained for a value observed at a specific frequency during a particular period, and this average “moves” every day to record the average daily return for the specified period. An exponentially weighted moving average will react more quickly to recent changes than a simple moving average. There can be no guarantee that the method by which the volatility is determined will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

Volatility is expressed as a percentage and will typically equal the square root of the annualized variance (achieved by multiplying the variance by 252 which represents the number of trading days in one year). An exponentially weighted average is a type of weighted average that gives exponentially greater weight to historical returns calculated as of more recent days. The degree to which more recent historical returns have a greater effect than less recent historical returns is dictated by the “half-life,” which determines the “decay factor” or “lambda”, used in the calculation. The Realized Volatility with respect to a particular Index Business Day will equal the square root of the sum of (a) the product of 0.94 (the decay factor) multiplied by the square of the Realized Volatility of the Excess Return on the immediately preceding Index Business Day and (b) the product of 0.06 (representing one minus the decay factor), 252 and the squared daily log return of the Excess Return on such Index Business Day. The daily log return reflects the natural logarithm of the daily change in the level of the Excess Return. Expressed as a formula:

Where:

=	the Realized Volatility of the Excess Return on Index Business Day t;
=	the Realized Volatility of the Excess Return in respect of the Index Business Day immediately preceding Index Business Day t;
=	, which represents the daily log return of the Excess Return on Index Business Day t;
=	the natural logarithm (i.e. the logarithm to the base of the mathematical constant e);
=	the Excess Return in respect of Index Business Day t, (calculated as described in greater detail below); and

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=	the Excess Return on the Index Business Day immediately preceding Index Business Day t (calculated as described in greater detail below).

Calculation of Excess Return of the Sub-Index

An excess return rate is a measure of the extent to which a particular asset outperforms another market measure, determined by comparing the asset’s rate of return to the baseline rate of a benchmark, risk-free or other rate. With respect to the MQVTUSLE, the excess return rate reflects the extent to which the Sub-Index outperforms the Baseline Rate on each Index Business Day. As described above, the Baseline Rate is calculated as the sum of (a) the Effective Federal Funds Rate and (b) the Adjustment Rate. Prior to December 18, 2020, the Baseline Rate used in the calculation of the Excess Return for the MQVTUSLE was 3-month US dollar LIBOR plus a spread of 0.30%.

The Excess Return on any Index Business Day tracks the excess return rate over time and is calculated as the product of (i) the Excess Return as of the immediately preceding Index Business Day multiplied by (ii) the difference between (a) the daily change in the level of the Sub-Index minus (b) the product of the Baseline Rate and a day count fraction (reflecting the actual number of calendar days elapsed divided by 360). The daily change in the level of the Sub-Index is calculated as the quotient of the level of the Sub-Index on an Index Business Day divided by the level of the Sub-Index on the immediately preceding Index Business Day. Expressed as a formula:

Where:

=	the Excess Return on Index Business Day t;
=	the Excess Return on the Index Business Day immediately preceding Index Business Day t;
=	the level of the Sub-Index on Index Business Day t;
=	the level of the Sub-Index on the Index Business Day immediately preceding Index Business Day t;
=	the Effective Federal Funds Rate for the first date that is both an Index Business Day and New York Business Day immediately preceding Index Business Day t;
=	the Adjustment Rate on the Index Business Day immediately preceding Index Business Day t;
=	the number of calendar days from, and including, the Index Business Day immediately preceding Index Business Day t, to, but excluding, Index Business Day t.

The Adjustment Rate is calculated with reference to the settlement prices of the Adjusted Interest Rate S&P 500 Total Return (EFFR) Futures (the “Reference Futures Contracts”), which are a type of futures contract offered by CME Group, Inc. The only contracts that are eligible to be included as Reference Futures Contracts for purposes of calculating the MQVTUSLE are contracts expiring in March, June, September and December. The Reference Futures Contracts allow investors to trade the total return of the S&P 500® Index with a financing rate (the effective federal funds rate) that is adjusted daily to reflect the cost of borrowing shares. The Reference Futures Contracts are only tradeable as “BTIC”. BTIC is a trading mechanism that allows market participants to trade equity index futures at a fixed spread, expressed in basis points, to the official closing value of the underlying index. The BTIC price is determined and published after the market closes, once the official closing price of the reference index has been published and after adjusting for the fixed spread.

The calculation of the Adjustment Rate is based on the settlement price of two Reference Futures Contracts. The first (the “Near Contract”) is the Reference Futures Contract with an expiration date closest to and prior to (including on) the calendar day that is one year after the applicable Index Business Day. The second (the “Far Contract”) is the Reference Futures Contract with an expiration date closest to and after (excluding on) the calendar day that is one year after the applicable Index Business Day.

The Adjustment Rate will be calculated by interpolating a value between the published settlement prices (expressed in basis points and as an annualized number) of the Near Contract and the Far Contract. Specifically, the Adjustment Rate will equal the sum of (a) the settlement price of the Near Contract on the applicable Index Business Day plus (b) the product of (i) the difference resulting from the official settlement price of the Far Contract on such Index Business Day minus the official settlement price of the Near Contract on such

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Index Business Day multiplied by (ii) a fraction, the numerator of which is equal to the difference between (x) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the calendar day that is one year after such Index Business Day and (y) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Near Contract and the denominator of which is equal to the difference between (x) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Far Contract and (y) the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Near Contract. Expressed as a formula:

Where:

=	the Adjustment Rate on Index Business Day t;
=	the published settlement price of the Near Contract, quoted in basis points expressed as an annualized number, on Index Business Day t;
=	the published settlement price of the Far Contract, quoted in basis points expressed as an annualized number, on Index Business Day t;
=	the actual number of calendar days from, and including, Index Business Day t to, but excluding, the calendar day that is one year after Index Business Day t;
=	the actual number of calendar days from, and including, Index Business Day t to, but excluding, the expiry date of the Near Contract; and
=	the actual number of calendar days from, and including, such Index Business Day to, but excluding, the expiry date of the Far Contract.

If the Far Contract is unavailable, the Adjustment Rate will instead be equal to the settlement price (expressed in basis points and as an annualized number) of the Near Contract.

The Sub-Index

The Sub-Index tracks the total return of the State Street® SPDR® S&P 500® ETF Trust (the “SPY”). “Total return” refers to a method of calculating the return of an asset or basket of assets, in this case the SPY, while taking into account any applicable ordinary and special dividends without applying any withholding tax rate. The Sub-Index was first calculated on October 3, 2024 and is calculated using a base value of 1,000.00 as of the base date of February 08, 1993. The Sub-Index is calculated on each Sub-Index Business Day and is published on Bloomberg under the ticker “MQROSPYTU”.

The methodology for calculating the MQROSPYTU (the “Sub-Index Methodology”) can be found under https://merqube.com/files/d983268d-7d66-4e1d-bc50-d4b8bc6bd280/methodology/MerQube%20Single%20Asset%20Return%20Index%20Series.pdf. The reference is included in this document as an inactive textual reference only and the information on such website is not incorporated by reference into this document and should not be considered to be a part of this document.

Calculating the Level of the Sub-Index

The level of the Sub-Index on a particular Sub-Index Business Day is equal to the product of (a) the number of shares of the SPY comprising the Sub-Index multiplied by (b) the official closing price of the SPY. The number of shares of the SPY reflected in the Sub-Index will be adjusted to reflect the reinvestment of dividends as well as corporate actions and market events affecting the SPY, and any reinvestment of dividends into the index (i.e., “purchase” of additional shares of the SPY based on the dividend “received” in respect of existing shares reflected in the Sub-Index) will be made as of the relevant market close.

The State Street® SPDR® S&P 500® ETF Trust

The SPY is an exchange-traded fund. The SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. The SPY consists of a portfolio representing all 500 stocks in the S&P 500® Index. Shares of this Underlying are listed and trade on the NYSE Arca under the symbol “SPY.”

For more information about the SPY, see "The SPDR® S&P 500® ETF Trust" beginning on page S-63 of the accompanying ETF Underlying Supplement.

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Index Governance

Each of the MQVTUSLE and the Sub-Index is overseen by an index committee that is made up of MerQube staff. In the case of any scenario occurring that is not explicitly covered in the relevant index methodology, the index committee will use its discretion to determine the action to be taken. MerQube and/or the index committee may also make determinations regarding matters such as recalculations and changes in the methodology used to calculate each of the MQVTUSLE and the Sub-Index or adjustments based on corporate actions. These determinations may (but are not required to be) related to market events and developments or the availability of or changes to reference measures used in the calculation of the MQVTUSLE or Sub-Index. MerQube may also decide to terminate the calculation of the MQVTUSLE or Sub-Index.

License Agreement

We have entered into a license agreement with MerQube that provides, in exchange for a fee, of the right to use the indices described herein which are owned and published by MerQube. We and/or our affiliates worked with MerQube in developing the guidelines and policies governing the composition and calculation of some or all of the indices. The policies and judgments for which we or one or more of our affiliates was responsible could have an impact, positive or negative, on the level of the relevant index and the value of your investment. We had no obligation and have no obligation to consider your interests as an investor in our role in developing the guidelines and policies governing any index or making judgments that may affect the level of any index. Investment suitability must be determined individually for each investor, and investments linked to the MQVTUSLE or the Sub-Index may not be suitable for all investors.

MerQube is not the issuer or producer of any investment linked to the MQVTUSLE or the Sub-Index referenced herein and MerQube has no duties, responsibilities, or obligations to investors in any such investment. Each of the MQVTUSLE and the Sub-Index is a product of MerQube and has been licensed for use by the issuer and its affiliates (“Licensee”). Such indices are calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”). MerQube is a registered trademark of MerQube. These trademarks have been licensed for certain purposes by Licensee, including in its capacity as the issuer of investments linked to the MQVTUSLE or the Sub-Index. Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, MQVTUSLE, Sub-Index or any associated data.

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Hypothetical and Historical Performance of the MQVTUSLE

Hypothetical and historical levels of the MQVTUSLE should not be taken as an indication of its future performance. The hypothetical back-tested MQVTUSLE data only reflects the application of that methodology in hindsight, since the MQVTUSLE was not actually calculated and published prior to May 30, 2025 and the Sub-Index was not actually calculated and published prior to October 3, 2024. The hypothetical back-tested MQVTUSLE data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested MQVTUSLE data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual MQVTUSLE performance would have been had the Index been in existence or in forecasting future MQVTUSLE performance. In addition, the hypothetical back-tested data was produced by applying the MQVTUSLE’s methodology to historical levels of the 3-month U.S. dollar LIBOR rate, which differs significantly from, and is not calculated in the same manner as, the Effective Federal Funds Rate. See “Risk Factors – The MQVTUSLE and the Sub-Index were recently launched and have limited history.” The graph below shows the hypothetical back-tested MQVTUSLE data from August 6, 2016 up to May 29, 2025. The graph below also reflects the actual MQVTUSLE performance from May 30, 2025 through August 6, 2026 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the MQVTUSLE during any period shown is not an indication that the level of the MQVTUSLE is more or less likely to increase or decrease at any time during the term of the Notes.

The hypothetical historical values of the MQVTUSLE should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MQVTUSLE on any Call Observation Date, or the Final Valuation Date.

FWP-26

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities

FWP-27

whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-28

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Contingent Income
Barrier Notes with Memory
Coupon Linked to the MerQube
US Large Cap Vol Target 40%
Index

August 10, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-17
Description of the Reference Asset	FWP-20
Events of Default and Acceleration	FWP-27
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-27
U.S. Federal Income Tax Considerations	FWP-27
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco S&P 500® Equal Weight ETF	S-51
The Invesco QQQ TrustSM, Series I	S-58
The SPDR® Dow Jones® Industrial Average ETF Trust	S-61
The SPDR® S&P 500® ETF Trust	S-63
The SPDR® S&P® Bank ETF	S-70
The SPDR® S&P® Regional Banking ETF	S-73
The SPDR® S&P Midcap 400® ETF Trust	S-74
The SPDR® S&P® Biotech ETF	S-81
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-82
The VanEck Vectors® Gold Miners ETF	S-83
The Vanguard® FTSE Emerging Markets ETF	S-86
The WisdomTree® Japan Hedged Equity Fund	S-88
Additional Terms of the Notes	S-92
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55